May 8, 2024

Heidi Andersen

Re:    Terms of Separation
Dear Heidi:
This letter confirms the agreement (“Agreement”) between you and Nextdoor, Inc. (together with its parent, “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue. If you wish to enter into this Agreement, please sign below no later than the expiration of the Consideration Period (as defined below).
1.Separation Date: As a result of a reduction in force, May 8, 2024 is your last day of employment with the Company (the “Separation Date”). Your termination qualifies as a Qualifying Termination pursuant to the Change in Control and Severance Agreement between you and the Company dated August 28, 2021 (the “CIC Severance Agreement”). You must resign from your position as Head of Revenue at the Company and any other positions you have as an officer or director of the Company or any of its parents and/or subsidiaries, effective on the Separation Date.
2.Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on May 8, 2024 we provided you one or more final paychecks for all wages, salary, commissions, bonuses, reimbursable expenses previously submitted by you, and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, and consistent with the terms set forth in the CIC Severance Agreement, the Company agrees to provide you with the following:
a.Severance: The Company agrees to pay you, within the deadlines set forth in the CIC Severance Agreement and following the Effective Date (as defined below) of this Agreement, a lump sumpayment in the gross amount of $262,500 less applicable state and federal payroll deductions, which equals six (6) months of your base salary.

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b.COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay 100% of the insurance premiums to continue your existing health benefits from the Separation Date through November 30, 2024 (the “COBRA Subsidy”), so long as you remain eligible for such continuation coverage.  You will receive additional information in the coming weeks regarding the COBRA Subsidy.  You must immediately notify the Company when you become eligible for health insurance coverage under any other health plan or program.
By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement, that the separation compensation fully satisfies and exceeds any severance pay or benefit to which you might be entitled to, and that you would not otherwise be entitled to the separation compensation.
4.Return of Company Property: Following the Separation Date, and regardless of whether you sign the Agreement, you may retain, and the Company will transfer to you the ownership of, your Company-issued laptop, conditioned upon the Company’s remote wipe of the laptop and return to its original factory settings, and your full cooperation with that process. Regardless of whether you enter into this Agreement, please sign and return the attestations set forth in Exhibit A. Your eligibility for the Separation Compensation described in paragraph three (3) above is expressly conditioned upon your return of a signed copy of Exhibit A.
You hereby warrant to the Company that you have returned all other Company property and/or data of the Company of any type whatsoever that has been in your possession or control.

5.Career Assistance: You will be provided career support through Next Power to assist you in the transition to your next position.

6.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit B hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
7.Stock Options and Restricted Stock Units: The Company previously granted you certain awards of stock options (collectively, the “Options”) and restricted stock units (collectively, the “RSUs”) under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and together with the 2018 Plan, the “Plans”), as set forth in Exhibit C hereto. Exhibit C sets forth the unvested, vested, and exercised shares subject to the Options as of the Separation Date, and the unvested and vested shares subject to the RSUs as of the Separation Date. Because your employment is terminating on the Separation Date, none of the unvested shares subject to your Options or RSUs can ever vest.

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Your rights concerning the Options and RSUs will continue to be governed by their respective Plans, Stock Option Agreements and Restricted Stock Unit Agreements (collectively, the “Stock Plan Agreements”). Per the Stock Option Agreements governing the Options, you will have three (3) months following the Separation Date to exercise any unexercised vested shares subject to the Options. After this date, you will no longer have a right to exercise the Options as to any shares.
8.General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all of your rights pursuant to your CIC Severance Agreement, as well as all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Colorado Anti-Discrimination Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.    You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
c.    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
9.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or

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unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
10.Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts: (a) your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); or (b) if you are a non-supervisory (as defined under the National Labor Relations Act (the “NLRA”)) Company employee, you from exercising your protected rights under Section 7 of the NLRA, including your right to file an unfair labor practice charge with the NLRB and/or assist other current or former Company employees in doing so. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
11.Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company and/or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
12.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes

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hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
13.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
14.Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order.
15.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
16.Complete and Voluntary Agreement: This Agreement, together with all exhibits hereto, constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter (including, without limitation, the CIC Severance Agreement). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
18.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

H. Andersen

19.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to forty-five (45) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also acknowledge that at the time you were first provided this Agreement to consider, you were also provided with the attached document entitled “Information Concerning Reduction in Force” (Exhibit D hereto). You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.
20.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
21.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
1.If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Nextdoor, Inc.

By: /s/ Sophia Schwartz
Sophia Schwartz, General Counsel

READ, UNDERSTOOD AND AGREED

/s/ Heidi Andersen                Date: May 14, 2024
Heidi Andersen

EXHIBIT A
EMPLOYEE ATTESTATION REGARDING COMPANY PROPERTY

This attestation acknowledges that you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement which (together with this attestation) is attached as an exhibit to your separation letter dated May 8, 2024.
Please review the following attestations carefully. Initial each attestation to confirm it is true and correct and confirm your commitment to comply with your post-employment obligations to Nextdoor, Inc. (hereinafter “Nextdoor” or the “Company”).

Initial
/s/ HA
I attest that I have permanently deleted and erased all Nextdoor Proprietary Information from all Nextdoor property being transferred to me, including erasure of external media or cloud storage connected to it.

/s/ HA
I attest that if I have used personal computer, server, or e-mail systems to receive, store, review, prepare or transmit any Company Information, including but not limited to, Confidential Information, I agree to permanently delete and erased such Proprietary Information from those systems.

/s/ HA	I attest that my Nextdoor laptop(s) are restored to factory settings so ownership can be transferred to me.

Dated: May 14, 2024

/s/ Heidi Andersen
Heidi Andersen

EXHIBIT B
CONFIDENTIALITY AGREEMENT

EXHIBIT C
EQUITY REPORT

EXHIBIT D

INFORMATION CONCERNING REDUCTION IN FORCE
NEXTDOOR, INC.

Effective Date: April 30, 2024

Explanation: Nextdoor, Inc. is reducing its workforce to reduce costs and to meet the general operational needs of the Company. The Company considered the following factors when deciding which positions would be affected: (1) cost; (2) the future needs of the Company; (3) geographical scope; (4) aligning managerial versus non-managerial head count; and (5) performance.

All of the employees whose positions are affected will be offered the following severance compensation in exchange for their agreement to a general release of claims: (a) cash severance; and (b) COBRA premium coverage, provided that the cash severance and COBRA amounts will vary based solely on employee level.

Pursuant to federal law, employees over the age of 40 will be allowed to consider their release agreements for 45 days and, after the agreement is executed, may revoke the agreement within 7 days. Employees under the age of 40 will have 5 business days to consider their release agreements but may not revoke their release agreements once they are signed.

In layoff situations where an employer offers release packages to a group of employees, employment laws require the employer to disclose certain information to the affected employees over the age of 40 who are considering the release. The Agreement of which this document is a part satisfies this disclosure requirement. The table below identifies every position in the affected employee’s decisional unit within the Company, the age of the person holding the position, and whether the individual’s position is affected.

Position	Age	Position Affected?
Head of People	49	NO
Head of Data, Information Systems, & Trust	48	NO
Head of Revenue	46	YES
Head of Legal & Corporate Development	56	YES
Chief Financial Officer	36	NO
Head of Social Impact	45	YES